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Exhibit 10.14

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT, dated August 10, 2001 ("Agreement"), is by and among Claire B. Benezra (the "Seller"), HBC License Corporation ("HBC License") and HBC-Las Vegas, Inc. ("HBC Las Vegas" and together with HBC License, the "Purchaser").

W I T N E S S E T H:

        WHEREAS, Seller is the licensee of radio station KPXC(FM) (the "Station"), licensed to Indian Springs, Nevada and authorized by the Federal Communications Commission (the "Commission" or "FCC") to operate at 99.3 MHz; and

        WHEREAS, the Seller desires to sell to Purchaser, and Purchaser desires to purchase from the Seller, certain of the radio station properties and assets relating to the Station as described herein under the terms and conditions herein set forth;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.
PURCHASE AND SALE OF ASSETS.

        1.1    Purchase and Sale of Assets.    Subject to the conditions set forth in this Agreement, at the Closing (as defined hereinafter), the Seller shall assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from the Seller, all right, title and interest in and to the following assets relating to the Station (the "Purchased Assets"), free and clear of all liens, security interests, charges, encumbrances and rights of others (other than liens and charges for which a proration adjustment is made pursuant to Section 15.2 hereof):

        (a)  All call letters, licenses, construction permits or authorizations issued by or pending before the FCC or any other governmental authority for use in the operation of the Station that are set forth on Schedule 1.1(a) attached hereto, together with any and all renewals, extensions and modifications thereof (the "Governmental Licenses");

        (b)  All of the broadcast equipment assets listed on Schedule 1.1(b) hereto (the "Equipment Assets"); and

        (c)  Unless as may be otherwise required by law, all materials maintained in the FCC public inspection file relating to the Station, technical data, political advertising records and all other books and records related solely to the Purchased Assets, such as property tax records, correspondence with and documents pertaining to governmental authorities and similar third parties regarding the Purchased Assets (the "Business Records").

        The foregoing notwithstanding, in no event shall the Purchased Assets be deemed to include (i) the cash and cash equivalents of the Seller or the Station (except for any normal and customary deposits with respect to the Purchased Assets), (ii) any accounts receivable, notes receivable or other receivables of the Seller (including tax refunds), (iii) any intellectual property (other than the Business Records) of the Station, (iv) any office equipment, vehicles, promotional materials, tapes and record libraries and similar items in respect of the Station, (v) securities of any kind owned by Seller, (vi) insurance contracts or proceeds thereof or (vii) claims arising out of acts occurring before the Closing Date.

        1.2    No Assumed Liabilities.    Notwithstanding any provision in this Agreement, Purchaser does not assume and shall in no event be liable for any debt, obligation, responsibility or liability of the Station or Seller, including without limitation, employee obligations, taxes, accounts payable and time sales and barter obligations of the Station.

2.
CONSIDERATION; CLOSING.

        2.1    Purchase Price.    The consideration to be received by the Seller in exchange for the Purchased Assets shall be $16.0 million, which shall be paid in full to Seller by wire transfer at the Closing.

        2.2    Time of Closing.

        (a)  A closing (the "Closing") for the sale and purchase of the Purchased Assets shall be held at the offices of the Seller in Las Vegas, Nevada (or such other place as may be agreed upon by the parties in writing). The Closing shall occur on such date (the "Closing Date") that is the 60th day after the FCC Order (defined below) has become a "Final Order." The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

        (b)  In order to consummate the transfer of the Purchased Assets, Seller and Purchaser agree to use their reasonable best efforts to file, within three business days after the Effective Date (as defined in Section 2.5 below), an assignment of license application (the "FCC Application") requesting FCC consent to the assignment from the Licensee to HBC License of all Governmental Licenses relating to the operation of the Station. The parties agree that the FCC Application will be prosecuted with best reasonable efforts, in good faith and with due diligence. The parties agree to use their reasonable best efforts to file additional information or amendments requested by the FCC orally or in writing within five business days after such request and, in any event, to commence preparation of such additional information or amendments immediately upon request and to complete and file the same with the FCC as rapidly as practical. Each party will be solely responsible for the expenses incurred by it in the preparation, filing and prosecution of the FCC Application (it being understood that the parties will bear equally the FCC filing fee). As used herein, the term "FCC Order" shall mean that the FCC staff has granted or given its consent, without any condition materially adverse to Purchaser or Seller, to the assignment of the Governmental Licenses; and the term "Final Order" shall mean that the FCC Order shall have become final, that the time period for filing any protests, requests for stay, reconsideration by the FCC, petitions for rehearing or appeal of such order shall have expired, and that no protest, request for stay, reconsideration by the FCC, petition for rehearing or appeal of such order shall be pending.

        2.3    Closing Procedure.    At the Closing, the Seller shall deliver to Purchaser such bills of sale, instruments of assignment, transfer and conveyance and similar documents as Purchaser shall reasonably request. Against such delivery, Purchaser shall issue and deliver to Seller the purchase price in accordance with Section 2.1 above and Schedule 3.9 herein. Each party will cause to be prepared, executed and delivered all other documents required to be delivered by such party pursuant to this Agreement and all other appropriate and customary documents as another party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

        2.4    Allocation of Purchase Price.    The Purchase Price shall be allocated among the Purchased Assets in a manner based upon an appraisal prepared by Bond & Pecaro (whose fees shall be paid by Purchaser), but which shall be reasonably acceptable to Seller. Seller and Purchaser agree to use the allocations determined pursuant to this Section 2.4 for all tax purposes, including without limitation, those matters subject to Section 1060 of the Internal Revenue Code of 1986, as amended.

        2.5    Construction Permit Modification; Effective Date.    Seller agrees to file, or has already filed, with the FCC, at Purchaser's sole expense, a modification to Seller's existing construction permit, such modification to be in form reasonably acceptable to Purchaser (the "CP Modification"), to allow (conditional upon the Closing) the operation of the Station at a site designated by Purchaser. To the extent practicable, such filing shall occur on the date hereof. Upon the acceptance by the FCC of the filing of the CP Modification, this Agreement shall become effective; and the date on which such acceptance by the FCC shall have occurred shall be referred to herein as the "Effective Date" of this Agreement. If the FCC fails to accept the CP Modification within 30 days of the filing or rescinds its acceptance within 20 days of the acceptance of the CP Modification, this Agreement shall be terminated without liability to any party hereunder.

3.
REPRESENTATIONS AND WARRANTIES OF THE SELLER.

        The Seller hereby represents and warrants to the Purchaser, as follows:

        3.1    Due Authorization.    This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against her in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally.

        3.2    Execution and Delivery.    Neither the execution and delivery by the Seller of this Agreement nor the consummation by her of the transactions contemplated hereby will: (i) subject to the FCC Order, violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, which violation, either individually or in the aggregate, might reasonably be expected to have a material adverse effect on Purchaser's ownership of the Purchased Assets; or (ii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), or result in the creation of any lien on any of the Purchased Assets pursuant to, any material agreement, indenture, mortgage or other instrument to which the Seller is a party or by which she may be bound or affected.

        3.3    Consents.    No approval, authorization, consent, order or other action of, or filing with, any governmental authority or administrative agency is required in connection with the execution and delivery by the Seller of this Agreement or the consummation of the transactions contemplated hereby or thereby, other than those of the FCC. Except as described in Schedule 5.4, there are no consents or other action required of any non-governmental person or entity which are required to be obtained by Seller in connection with the execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby.

        3.4    Title to Personal Property Assets.    The Seller is the sole and exclusive legal owner of all right, title and interest in, and has good and marketable title to, all of the Purchased Assets constituting personal property, free and clear of liens, claims and encumbrances.

        3.5    Condition of Equipment Assets.    The Equipment Assets are in good condition and working order, ordinary wear and tear excepted, and are suitable for the uses for which intended, free from any known defects except such minor defects that do not interfere with the continued use thereof.

        3.6    Governmental Licenses.    Schedule 1.1(a) lists and accurately describes all of the Governmental Licenses necessary for the lawful ownership and operation of the Station and the conduct of their businesses, except where the failure to hold such Governmental License would not have a material adverse effect on the Station. The Seller has furnished to Purchaser true and accurate copies of all of the Governmental Licenses. Each such Governmental License is in full force and effect and is valid under applicable federal, state and local laws; the Station is being operated in compliance in all material respects with the Communications Act of 1934, as amended, and all rules, regulations and policies of the FCC; and to the knowledge of the Seller, no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) is reasonably likely to result in the revocation or termination of any Governmental License or the imposition of any restriction of such a nature as might adversely affect the ownership or operation of the Station as now conducted, except for proceedings of a legislative or rule-making nature intended to affect the broadcasting industry generally. The Station, its physical facilities, electrical and mechanical systems and transmitting and studio equipment are being operated in all material respects in accordance with the specifications of the Governmental Licenses. The Governmental Licenses are unimpaired by any act or omission of the Seller or any of the Seller's representatives, and the Seller has fulfilled and performed all of her obligations with respect to the Governmental Licenses and has full power and authority thereunder. No application, action or proceeding is pending for the renewal or modification of any of the Governmental Licenses, except as described on Schedule 1.1(a). No event has occurred which, individually or in the aggregate, and with or without the giving of notice or the lapse of time or both, would constitute ground for revocation thereof and would have a materially adverse effect on the business of the Station.

        3.7    Reports.    The Seller has duly filed all reports required to be filed by law or applicable rule, regulation, order, writ or decree of any court, governmental commission, body or instrumentality and has made payment of all charges and other payments, if any, shown by such reports to be due and payable, except where the failure to so file or make payment would not have a material adverse effect upon the operations of the Station. All reports required to be filed by the Seller with the FCC with respect to the Station have been filed, except where the failure to so file would not materially and adversely affect the business of the Station or which challenges the validity or propriety of any of the transactions contemplated by this Agreement. Such reports and disclosures are complete and accurate in all material respects.

        3.8    Taxes.    All tax reports and returns required to be filed by or relating to the Purchased Assets or operations of the Station (including sales, use, property and employment taxes) have been filed with the appropriate federal, state and local governmental agencies, and there have been paid all taxes, penalties, interest, deficiencies, assessments or other charges due as reflected on the filed returns or claimed to be due by such federal, state or local taxing authorities (other than taxes, deficiencies, assessments or claims which are being contested in good faith and which in the aggregate are not material); (ii) Seller has not received any written notice of any examinations or audits pending or unresolved examinations or audit issues with respect to the Seller's federal, state or local tax returns; (iii) all additional taxes, if any, assessed as a result of such examinations or audits have been paid; and (iv) to Seller's knowledge, there are no pending claims or proceedings relating to, or asserted for, taxes, penalties, interest, deficiencies or assessments against the Purchased Assets.

        3.9    Litigation.    Except as set forth on Schedule 3.9, there is no order of any court, governmental agency or authority and no action, suit, proceeding or investigation, judicial, administrative or otherwise that is pending or, to Seller's knowledge, threatened against or affecting the Station which, if adversely determined, might materially and adversely affect the business of the Station or which challenges the validity or propriety of any of the transactions contemplated by this Agreement.

        3.10    Business Records.    The Seller has, and after the Closing, Purchaser will have, the right to use the Business Records included in the Purchased Assets, free and clear of any royalty or other payment obligations.

        3.11    Finders and Brokers.    Except for Kalil & Co. (the fees of which shall be borne by Seller), no person has as a result of any agreement entered into by the Seller any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

4.
REPRESENTATIONS AND WARRANTIES OF PURCHASER.

        Purchaser hereby represents and warrants to the Seller as follows:

        4.1    Organization and Good Standing.    Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own and lease its properties and carry on its business as currently conducted.

        4.2    Due Authorization.    Subject to the FCC Order, Purchaser has full power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or general equitable principles.

        4.3    Execution and Delivery.    Neither the execution and delivery by Purchaser of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or result in a breach of the agreement of limited partnership of Purchaser; (ii) subject to the FCC Order, violate any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any indenture, mortgage, lease, contract or other instrument to which Purchaser is a party or by which it is bound or affected.

        4.4    Consents.    No consent, approval, authorization, license, exemption of, filing or registration with any court, governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign, is required by Purchaser in connection with the execution and delivery of this Agreement or the consummation by it of any transaction contemplated hereby, other than the consent of the FCC. No approval, authorization or consent of any other third party is required in connection with the execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby, except as may have been previously obtained by Purchaser. Purchaser warrants that it is legally qualified to become a licensee of the Station and is aware of no impediment to the approval by the FCC of the assignment of the Governmental Licenses to Purchaser.

        4.5    Finders and Brokers.    No person has as a result of any agreement entered into by the Purchaser any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

        4.6    Purchaser's Qualification.    The Purchaser is in all material respects qualified legally, financially and otherwise to be the licensee of the Station, and has or shall have sufficient resources to pay in full all amounts due to the Seller under this Agreement when such amounts are due.

5.
CERTAIN COVENANTS AND AGREEMENTS.

        5.1    Consummation of the Transaction.

        (a)  Each of the Seller and Purchaser shall take all reasonable action necessary to consummate the sale of the Purchased Assets and will use all necessary and reasonable means at its disposal to obtain (and cooperate with the other party in obtaining) all necessary approvals of governmental authorities required to enable it to consummate the sale of the Purchased Assets. Except as otherwise provided herein, each of the Seller and Purchaser acknowledges and agrees that it shall pay all costs, fees and expenses incurred by it in obtaining such necessary consents and approvals. Each party shall make all filings, applications, statements and reports to all governmental agencies or entities which are required to be made prior to the Closing Date by or on its behalf pursuant to any statute, rule or regulation in connection with the sale of the Purchased Assets, and copies of all such filings, applications, statements and reports shall be provided to the other.

        (b)  If the FCC determines that the assignment of the Governmental Licenses to Purchaser are inconsistent or violative of FCC rules or regulations, the parties agree that they will negotiate in good faith to amend, modify or restructure the transactions contemplated hereby so as to be consistent with FCC rules and regulations.

        5.2    Public Announcements.    Prior to the Closing Date, all notices to third parties and other publicity relating to the transaction contemplated by this Agreement (other than Purchaser's press releases issued pursuant to its obligations under federal securities laws) shall be jointly planned and agreed to by the Seller and Purchaser.

        5.3    Ordinary Course of Business.    During the period from the date hereof to the Closing Date, unless the prior consent of Purchaser is first obtained, the Seller shall cause the Station to not knowingly take any action which would cause any representation contained in Article 3 to be untrue as of the Closing Date.

        5.4    Construction Permit Activities.    Seller will take all actions necessary to prosecute the CP Modification, in consultation with Purchaser; provided, however, that Seller will not be required to undertake any expense in connection therewith other than as described in Schedule 3.3. Seller also hereby authorizes Purchaser, at its sole expense, to prepare and Seller will file an application with the FCC in respect of a second transmitter ("booster") site for the Station, so long as Seller determines that such filing to be in the public interest.

6.
CONDITIONS TO PURCHASER'S CLOSING.

        All obligations of Purchaser under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that Purchaser may, in its sole discretion, waive any or all of such conditions in whole or in part:

        6.1    Representations, Etc.    The Seller shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by her at or prior to the Closing, and the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

        6.2    Governmental Consents.    All consents and approvals from the FCC and governmental agencies required to consummate the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, and the FCC Order shall have become a Final Order.

        6.3    No Adverse Litigation.    No order or temporary, preliminary or permanent injunction or restraining order shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal or (ii) materially adversely affecting the value of the Purchased Assets.

        6.4    Closing Deliveries.    Purchaser shall have received each of the documents or items required to be delivered to it pursuant to Section 8.1 hereof.

7.
CONDITIONS TO SELLER'S CLOSING.

        All obligations of the Seller under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that the Seller may, in its sole discretion, waive any or all of such conditions in whole or in part:

        7.1    Representations, Etc.    Purchaser shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by Purchaser as of the Closing, and the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

        7.2    Consents.    All consents and approvals from the FCC and governmental agencies required to consummate the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, and the FCC Order shall have become a Final Order.

        7.3    No Adverse Litigation.    No order or temporary, preliminary or permanent injunction or restraining order shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal or (ii) materially adversely affecting the value of the Purchased Assets.

        7.4    Closing Deliveries.    The Seller shall have received each of the documents or items required to be delivered to it pursuant to Section 8.2.

8.
DOCUMENTS TO BE DELIVERED AT CLOSING.

        8.1    To Purchaser.    At the Closing, there shall be delivered to Purchaser:

        (a)  The warranty deeds, bills of sale, agreements of assignment and similar instruments of transfer to the Purchased Assets contemplated by Section 2.3 hereof.

        (b)  A certificate, signed by an executive officer of Seller, as to the fulfillment of the conditions set forth in Sections 6.1 through 6.3 hereof.

        (c)  The Business Records.

        8.2    To Seller.    At the Closing, there shall be delivered to the Seller:

        (a)  The purchase price contemplated by Section 2.1 hereof, in the form of wire transfer or cashier's or certified check as the Seller may direct.

        (b)  A certificate, signed by an executive officer of Purchaser, as to the fulfillment of the conditions set forth in Sections 7.1 and 7.2 hereof.

9.
SURVIVAL.

        All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing; provided, however, that notice of any claim against the Purchaser or Seller, whether made under the indemnification provisions hereof or otherwise, based on a breach of a representation, warranty, covenant or agreement must be given within one year from the Closing Date. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. No representation or warranty contained herein shall be deemed to be made at any time after the date of this Agreement.

10.
INDEMNIFICATION OF PURCHASER.

        Subject to the limitations set forth in Sections 9 and 12, the Seller shall indemnify and hold Purchaser harmless from, against, for and in respect of:

        (a)  any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances (collectively, together with the costs and expenses described in clause (c) below, being referred to herein as "Damages") suffered, sustained, incurred or required to be paid by Purchaser because of the breach of any written representation, warranty, agreement or covenant of the Seller contained in this Agreement;

        (b)  any and all liabilities, obligations, claims and demands arising out of the ownership and operation of the Station at all times prior to the Closing Date; and

        (c)  all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 10;

provided, however, that after Closing, Seller shall have no liability to Purchaser hereunder until, and only to the extent that, Purchaser's aggregate Damages exceed $25,000.

11.
INDEMNIFICATION OF SELLER.

        Subject to the limitations set forth in Sections 9 and 12, Purchaser shall indemnify and hold the Seller harmless from, against, for and in respect of:

        (a)  any and all Damages suffered, sustained, incurred or required to be paid by the Seller because of the breach of any written representation, warranty, agreement or covenant of Purchaser contained in this Agreement;

        (b)  any and all liabilities, obligations, claims and demands arising out of the ownership and operation of the Station on and after the Closing Date, except to the extent the same arises from a breach of any written representation, warranty, agreement or covenant of the Seller contained in this Agreement or any document, certificate or agreement executed in connection with this Agreement; or

        (c)  all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by the Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 11;

provided, however, that after Closing, Purchaser shall have no liability to Seller hereunder until, and only to the extent that, Seller's aggregate Damages exceed $25,000 (provided, however, that such limitation will not apply to any claims made against Purchaser in respect of the litigation described in Schedule 3.9).

12.
GENERAL RULES REGARDING INDEMNIFICATION.

        The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or indemnified third parties shall be subject to the following terms and conditions:

        (a)  The indemnified party shall give prompt written notice (which in no event shall exceed 30 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Section 10 or 11 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known;

        (b)  If any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Section 10 or 11 hereof, the action, suit or proceeding shall, upon the written acknowledgment by the indemnifying party that it is obligated to indemnify under such indemnity agreement, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

        (c)  The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

        (d)  The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

        (e)  If any claims are made by third parties against an indemnified party for which an indemnifying party would be liable, and it appears likely that such claims might also be covered by the indemnified party's insurance policies, the indemnified party shall make a timely claim under such policies and to the extent that such party obtains any recovery from such insurance, such recovery shall be offset against any sums due from an indemnifying party (or shall be repaid by the indemnified party to the extent that an indemnifying party has already paid any such amounts). The parties acknowledge, however, that if an indemnified party is self-insured as to any matters, either directly or through an insurer which assesses retroactive premiums based on loss experience, then to the extent that the indemnified party bears the economic burden of any claims through self-insurance or retroactive premiums or insurance ratings, the indemnifying party's obligation shall only be reduced by any insurance recovery in excess of the amount paid or to be paid by the indemnified party in insurance premiums.

        (f)    Except as herein expressly provided, the remedies provided in Sections 10 through 12 hereof shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other rights or remedies against any other party hereto.

13.
TERMINATION; RISK OF LOSS.

        13.1    Termination.    After the Effective Date, this Agreement may be terminated by the mutual consent of Purchaser and Seller, or by either Purchaser or Seller, if the terminating party is not then in material breach of its obligations hereunder, upon written notice to the other upon the occurrence of any of the following:

        (a)  By the terminating party, if the other party is in material breach of its obligations hereunder, and such breach has not been cured by the other party within 30 days of written notice of such breach (or such longer period of time if the breach cannot be reasonably cured within 30 days and the breaching party is diligently attempting to cure such breach);

        (b)  If the FCC denies the FCC Application; or

        (c)  If the Closing has not occurred on or before August 31, 2002.

        13.2    Risk of Loss.    The Seller shall bear the risk of all damage to, loss of or destruction of any of the Purchased Assets between the date of this Agreement and the Closing Date. If any material portion of the Purchased Assets shall suffer any material damage or destruction prior to the Closing Date, the Seller shall promptly notify the Purchaser in writing of such damage or destruction, shall promptly take all necessary steps to restore, repair or replace such assets at its sole expense, and shall advise the Purchaser in writing of the estimated cost to complete such restoration, repair or replacement and all amounts actually paid as of the date of the estimate. The Purchaser or Seller may extend the Closing Date for a period not exceeding 60 days to accomplish such restoration, repair or replacement, but is not required to do so. If such restoration, repair or replacement is not accomplished prior to the Closing Date, as the same may be extended as provided herein, the Purchaser may, at its option:

        (a)  terminate this Agreement upon written notice to Seller; or

        (b)  receive all insurance proceeds paid or payable to Seller, close this Agreement and thereafter complete such restoration, repair or replacement at its sole expense; provided, however, Seller shall have no further liabilities with respect to such damage or destruction after payment to Purchaser of such insurance proceeds.

14.
REMEDIES

        14.1    Purchaser's Exclusive Remedy.    The Seller acknowledges that the Purchased Assets and the transactions contemplated hereby are unique, that a failure by Seller to complete such transactions will cause irreparable injury to the Purchaser, and that actual damages for any such failure may be difficult to ascertain and may be inadequate. Consequently, Seller and Purchaser agree that Purchaser shall be entitled, in the event of a default by the Seller, to specific performance of any of the provisions of this Agreement.

        14.2    Seller's Exclusive Remedy.    The Purchaser acknowledges that in the event of a material breach of this Agreement by the Purchaser, the Seller will incur substantial damages that are difficult to quantify. In such event, the sum of $800,000 is deemed by the parties to be a fair and reasonable estimate of the damages that the Seller will incur and accordingly shall be due and payable by the Purchaser as liquidated damages.

        14.3    Court Costs, Attorneys' Fees, etc.    In the event any action is brought to enforce this Agreement, the prevailing party shall be entitled to recover court costs, arbitration and mediation expenses and reasonable attorneys' fees.

15.
MISCELLANEOUS PROVISIONS.

        15.1    Expenses.    Except as otherwise expressly provided herein, each party shall pay the fees and expenses incurred by it in connection with the transactions contemplated by this Agreement. If any action is brought for breach of this Agreement or to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs and reasonable attorneys' fees.

        15.2    Prorations.    All items of income and expense arising from the operation of the Station with respect to the Purchased Assets on or before the close of business on the Closing Date shall be for the account of the Seller and thereafter shall be for the account of the Purchaser. Liability for state and local taxes assessed on the Purchased Assets payable with respect to the tax year in which the Closing Date falls and the annual FCC regulatory fee for the Station payable with respect to the year in which the Closing Date falls shall each be prorated as between the Seller and the Purchaser on the basis of the number of days of the tax year elapsed to and including such date. All prorations shall be made and paid insofar as feasible on the Closing Date; any prorations not made on such date shall be made as soon as practicable (not to exceed 90 days) thereafter. The Seller and the Purchaser agree to assume, pay and perform all costs, liabilities and expenses allocated to each of them pursuant to this Section 15.2.

        15.3    Amendment.    This Agreement may be amended at any time but only by an instrument in writing signed by the parties hereto.

        15.4    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if mailed by certified mail, return receipt requested, or by nationally recognized "next-day" delivery service, to the parties at the addresses set forth below (or at such other address for a party as shall be specified by like notice), or sent by facsimile to the number set forth below (or such other number for a party as shall be specified by proper notice hereunder):

If to the Purchaser:

    3102 Oak Lawn Avenue, Suite 215
    Dallas, Texas 75219
    Attn: President
    Fax: (214) 525-7750

If to the Seller:

    Claire B. Benezra
    1 Main Street
    Las Vegas, Nevada 89101-6370
    Fax:

        15.5    Assignment.    This Agreement may not be assigned by either party without the prior consent of the other party, which shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns.

        15.6    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.7    Headings.    The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

        15.8    Entire Agreement.    This Agreement and the documents referred to herein contain the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, conveyances or undertakings other than those expressly set forth herein. This Agreement supersedes any prior agreements and understandings between the parties with respect to the subject matter.

        15.9    Waiver.    No attempted waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement, will be effective unless evidenced by an instrument in writing by the party against whom the enforcement of any such waiver or consent is sought.

        15.10    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. Venue with respect to any dispute or controversy shall be proper only in Las Vegas, Nevada.

        15.11    Certain Definitions.    As used in this Agreement, "affiliates" of a party shall mean persons or entities that directly, or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, such party.

        15.12    Intended Beneficiaries.    The rights and obligations contained in this Agreement are hereby declared by the parties hereto to have been provided expressly for the exclusive benefit of such entities as set forth herein and shall not benefit, and do not benefit, any unrelated third parties.

        15.13    Mutual Contribution.    The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

[signatures on following page]

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ CLAIRE B. BENEZRA Claire B. Benezra
HBC- LAS VEGAS, INC.
By:	/s/ JEFFREY T. HINSON Jeffrey T. Hinson Senior Vice President and CFO
HBC LICENSE CORPORATION
By:	/s/ JEFFREY T. HINSON Jeffrey T. Hinson Senior Vice President and CFO

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ASSET PURCHASE AGREEMENT